UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 15, 2005

AMSOUTH BANCORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-7476	63-0591257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

AMSOUTH CENTER

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 320-7151

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 15, 2005, AmSouth Bank, a wholly owned subsidiary of the registrant, entered into an Advances and Security Agreement (the “Advances Agreement”) with the Federal Home Loan Bank of Atlanta (“FHLB”), and a related Collateral Pledge Agreement, to evidence its borrowing arrangement with FHLB. The borrowing arrangement between AmSouth Bank and FHLB is a direct obligation, and is reflected on the registrant’s balance sheet. The Advances Agreement replaces the following documentation previously evidencing AmSouth Bank’s arrangement with FHLB: Agreement and Addendum for Advances and Security Agreement with Blanket Floating Lien and Agreement for Advances, Specific Collateral Pledge and Security Agreement; Addendum to Agreement for Advances and Security Agreement with Blanket Floating Lien; and Second Addendum to the Agreement for Advances and Security Agreement with Blanket Floating Lien. See Exhibits 4.1, 4.2, and 4.3 to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The Advances Agreement evidences a credit facility whereby AmSouth Bank can participate in FHLB credit programs from time to time on terms and with maturities and rates determined at the time of the advances. At December 31, 2004, AmSouth Bank had approximately $4.32 billion in outstanding advances from FHLB, with maturities ranging from 2005 to 2024 and weighted average interest rates of 3.77%. These advances have a combination of fixed and floating rates. Of the balances outstanding at December 31, 2004, $4.2 billion is callable by the FHLB. If called, these FHLB advances are convertible by AmSouth. The convertible feature provides that after a specified date in the future, the advances will remain at a fixed rate or AmSouth will have the option to pay off the advance or convert from a fixed rate to a variable rate based on a LIBOR index. Under the Advances Agreement, residential mortgage loans and home equity lines and loans are pledged as collateral.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSOUTH BANCORPORATION

By:	/s/ Carl L. Gorday
Name:	Carl L. Gorday
Title:	Assistant Secretary

Date: February 22, 2005